Exhibit 99.4

September 15, 2004

Dear Limited Partners:

We have recently been made aware of an outstanding offer by Everest Properties II, LLC (“Everest”) to purchase limited partnership units in Northland Cable Properties Eight, L.P. (the “Partnership”). Under the Securities and Exchange Commission’s (the “SEC’s”) Release No. 34-43069, the Partnership is obligated to respond to such offers by stating its position with respect to the tender offer.

The Partnership does not in any way recommend or endorse Everest’s offer and expresses no opinion as to whether the Partnership’s limited partners should tender their units in the offer. The Partnership is not associated with Everest, the offer or the offer documentation. The Partnership encourages its limited partners to consult their financial and tax advisors concerning this offer.

The SEC has cautioned investors about offers of this nature. Mini-tender offers, which are offers to buy less than 5 percent of a company’s equity, “have been increasingly used to catch investors off guard,” according to an investor alert on the SEC’s website. The Partnership’s limited partners should be aware that many of the SEC’s tender offer rules designed to protect investors do not apply to mini-tender offers.

To read more about the risks of mini-tender offers, please review an investor alert on the SEC’s website, available at www.sec.gov/investor/pubs/minitend.htm.

Limited partners should be aware that there is no established trading market for the units and, accordingly, there is no established trading price for the units. However, as disclosed in Everest’s offer letter, there have been recent sales of limited partnership units at prices greater than the price offered by Everest. Additional information on recent sales of limited partnership units may be obtained through the American Partnership Board at (800) 695-2523. The Partnership is not associated with the American Partnership Board and pricing information obtained through the American Partnership Board may not reflect the fair value of the units.

As disclosed in Everest’s offer letter, the Partnership has stated that it is attempting to sell all of its assets and liquidate, although no agreements have been announced. We also note that Everest’s letter refers to the Partnership having been formed in 1981. That date has also been referenced in certain prior Partnership disclosure documents; however, we wish to correct this statement by noting that the date of formation as reflected on the records of the Washington State Secretary of State for the partnership was actually September 21, 1988. For more information about the Partnership, please see the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and our Annual Report on Form 10-K for the year ended December 31, 2003. These filings can be found on the SEC’s website at www.sec.gov.

Sincerely,
NORTHLAND COMMUNICATIONS CORPORATION, G.P.
Northland Cable Properties Eight Limited Partnership

/s/ Richard I. Clark
Richard I. Clark
Executive Vice President